CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.140 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 27, 2009, relating to the financial statements and financial highlights of Snow Capital Opportunity Fund, one of the diversified series constituting Trust for Professional Managers, included in the Annual Report of Snow Capital Opportunity Fund filed on Form N-CSR of Trust for Professional Managers for the year ended February 28, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
June 19, 2009